EXHIBIT 23(b)

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Form S-8 of James Monroe Bancorp, Inc. of our report, dated January 10, 2003, relating to the consolidated balance sheets of James Monroe Bancorp, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2002, 2001 and 2000, which report appears on page 32 of the James Monroe Bancorp, Inc. Annual Report on Form 10-KSB.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
June 12, 2003